                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                AMETEK, INC.
                (Name of Registrant as Specified In Its Charter)

                                AMETEK, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                     [LOGO OF AMETEK, INC. APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 26, 1994

To the Stockholders:

The annual meeting of the stockholders of AMETEK, Inc. (the "Company") will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, DE 19801, on Tuesday, April 26, 1994 at two o'clock in the afternoon, for the following purposes:

  1. To elect seven directors, each to serve for a term of one year and until his or her successor shall have been duly elected and qualified;

  2. To approve an amendment to the Company's Certificate of Incorporation to reduce the par value of the Company's Common Stock from $1.00 to $.01 per share;

  3. To approve or disapprove the appointment of Ernst & Young as independent auditors for the year 1994;

  4. To consider the approval of a shareholder proposal; and

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on March 4, 1994. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.

                                         By order of the Board of Directors,

                                         LOGO
                                                                     Secretary


Dated: New York, New York, March  , 1994


 IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE DATE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE ADDRESSED TO THE COMPANY.

                     (LOGO OF AMETEK, INC. APPEARS HERE)

Principal executive offices

Station Square
Paoli, Pennsylvania 19301

                          P R O X Y  S T A T E M E N T

                            SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of the Board of Directors of AMETEK, Inc. for use at the annual meeting of its stockholders to be held on April 26, 1994 and at any and all adjournments thereof.

The cost of solicitation will be borne by the Company. The Company has retained Georgeson & Company, Inc. to aid in the solicitation of proxies at a fee not expected to exceed $8,500 plus reasonable expenses. The Company may use the services of Georgeson & Company, Inc. its directors, officers and other regular employees to solicit proxies personally or by telephone, and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. This proxy statement and the accompanying proxy are being sent to the stockholders of the Company on or about March , 1994.

                                 ANNUAL REPORTS

The annual report of the Company for the year 1993 is enclosed herewith. THE COMPANY WILL FURNISH WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) TO ANY STOCKHOLDER OF THE COMPANY WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FOR THE YEAR ENDED DECEMBER 31, 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Any such request should be directed to Stockholder Relations Department, AMETEK, Inc., Station Square, Paoli, Pennsylvania 19301.

                                 VOTING RIGHTS

Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on March 4, 1994. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On March 4, 1994, the Company had outstanding 43,639,645 shares of Common Stock, $1.00 par value per share, each of which entitled the holder to one vote. The affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the meeting is required for the election of directors, and the affirmative vote of a majority of the outstanding shares of common stock is required for the approval of Proposal (2) which calls for the amendment of the Company's certificate of incorporation in order to reduce the par value of its common stock. For all other matters, a favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for approval. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election as directors of the nominees listed below and in favor of Proposals (2) and (3), and against proposal (4), therein. The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in The AMETEK Savings and Investment Plan. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. Votes are tabulated at the annual meeting by inspectors of election. There were, in addition, 2,774,672 issued shares held by the Company in its treasury which, while so held, cannot be voted.

                                PROPOSAL (1)
                            ELECTION OF DIRECTORS

An entire Board of seven directors is proposed to be elected at the annual meeting, to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. All proxies received by the Board of Directors will be voted for the election, as directors, of the nominees listed below if no direction to the contrary is given. Each nominee who receives a plurality vote by ballot of the shares present in person or represented by proxy and entitled to vote at the annual meeting, will be elected as a director. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The Board of Directors knows of no reason to anticipate that this will occur.

              INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS

                                      Principal Occupation           Director
                                       and Other Positions         Continuously
      Name of Nominee       Age        with the Company(1)            Since
      ---------------       ---       --------------------         ------------
 WALTER E. BLANKLEY          58 Chairman of the Board and Chief        1990
                                Executive Officer of the Company
                                since April 1993(2)
 LEWIS G. COLE+              63 Senior Partner, Stroock &              1987
                                Stroock & Lavan, Attorneys
 HELMUT N. FRIEDLAENDER      80 Private investor(3)                    1955
 SHELDON S. GORDON*          58 General Partner and Chairman of        1989
                                Blackstone Europe since April
                                1991(4)
 CHARLES D. KLEIN*+          55 Financial Adviser to Mr. William       1980
                                Rosenwald and his family;
                                Director of American Securities
                                Corporation(5)
 DAVID P. STEINMANN+         52 Executive Officer of American          1993
                                Securities Corporation
 ELIZABETH ROSENWALD VARET+  50 Private investor; Director of          1987
                                American Securities
                                Corporation(6)

- --------
* Member of the Audit Committee.
+ Member of the Compensation Committee.
(1) Except as noted, each nominee has held his or her present occupation for a period in excess of five years.
(2) Mr. Blankley has been Chief Executive Officer since April 1990. From April 1990 to April 1993, Mr. Blankley also served as President of the Company. Mr. Blankley was a Senior Vice President of the Company for a period of more than five years prior to April 1990; Mr. Blankley is also a Director of AMCAST Industrial Corporation.
(3) Mr. Friedlaender was a financial adviser to Mr. William Rosenwald and his family and a director of American Securities Corporation for a period of more than five years prior to September 1988.
(4) Mr. Gordon was Chairman of the Board and Chief Executive Officer of Stamford Capital Group, Inc. from November 1987 to August 1990 and Chairman of the Board of American Express Bank

   (Switzerland) AG from October 1985 to July 1988. Mr. Gordon is also a director of Anangel-American Shipholdings Limited.
(5) Mr. Klein is also a director of Ketema, Inc.
(6) Ms. Varet is also a director of Ketema, Inc.

The Company has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. The Audit Committee's functions include reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, reviewing the independence of the auditors, considering the range of audit and non-audit services and reviewing the adequacy of the Company's system of internal accounting controls.

During 1993, there were 10 meetings of the Board of Directors, 2 meetings of the Audit Committee and 2 meetings of the Compensation Committee.

                                STOCK OWNERSHIP

The following table sets forth the number of shares of Common Stock of the Company beneficially owned at January 31, 1994 by each director and by each of the executive officers included in the Summary Compensation Table, and by all directors and executive officers of the Company as a group, and the percentage of the outstanding shares of Common Stock so owned by each such person and such group.

                                             Amount and Nature of
                                            Beneficial Ownership(1)
                                  -------------------------------------------
                                              (Number of Shares)
                                  Sole Voting   Shared
                                      and     Voting or
                                  Investment  Investment  Right to            Percent
          Name                     Power (2)   Power(3)  Acquire(4)   Total   of Class
          ----                    ----------- ---------- ---------- --------- --------
WALTER E. BLANKLEY .....             37,208     48,567     94,168     179,943    *
LEWIS G. COLE...........  (5)(10)    10,000    682,088        --      692,088   1.6%
ROGER K. DERR...........             72,394     23,966     68,793     165,153    *
HELMUT N. FRIEDLAENDER..      (6)    48,500     30,400        --       78,900    *
SHELDON S. GORDON.......             30,000        --         --       30,000    *
FRANK S. HERMANCE.......                --         --      43,750      43,750    *
CHARLES D. KLEIN........  (7)(10)    50,000      6,600        --       56,600    *
ALLAN KORNFELD..........             71,524      1,600     85,668     158,792    *
GEORGE E. MARSINEK......                208        --      51,012      51,220    *
DAVID P. STEINMANN......  (8)(10)    34,700     94,764        --      129,464    *
ELIZABETH ROSENWALD
 VARET..................  (9)(10)    65,800    768,308        --      834,108   1.9%
All directors and
 executive officers as a
 group, consisting of 16
 persons, including
 individuals named
 above..................     (10)   486,366    884,885    501,595   1,872,846   4.2%

- --------
  * Represents less than 1% of the outstanding shares of Common Stock of the Company.
 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and investment power.

 (2) Reported in this column are shares (including certain restricted shares) with respect to which directors and officers have sole voting and investment power (see note 1 on page 6).
 (3) Reported in this column are other shares with respect to which directors and officers have or share voting and/or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power; however, beneficial ownership may be disclaimed. Although shared beneficial ownership is included in each of the individual totals, these shares are only reported once in the total for all directors and executive officers as a group.
 (4) Reported in this column are shares which executive officers have a present right to acquire or are acquirable within 60 days through the exercise of stock options awarded under AMETEK, Inc. Stock Option Plans.
 (5) Mr. Cole has shared voting and investment power with respect to 682,088 shares, as to 4,000 shares of which such power is shared with Messrs. Klein and Steinmann and others, as to 2,500 shares of which such power is shared with Mr. Steinmann and others and as to 675,588 shares of which such power is shared with Ms. Varet and others.
 (6) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.
 (7) Mr. Klein has shared voting and investment power with respect to 6,600 shares, as to 4,000 shares of which such power is shared with Messrs. Cole and Steinmann and others and as to 2,600 shares of which such power is shared with Mr. Steinmann and others.
 (8) Includes 13,334 shares held pursuant to a restricted stock award under the 1991 Plan. Mr. Steinmann has shared voting and investment power with respect to 94,764 shares, as to 82,720 shares of which such power is shared with Ms. Varet and others, as to 2,500 shares of which such power is shared with Mr. Cole and others, as to 2,600 shares of which such power is shared with Mr. Klein and others, as to 2,944 shares of which such power is shared with others and as to 4,000 shares of which such power is shared with Messrs. Cole, Klein and others.
 (9) Includes 10,000 shares owned by a trust of which Ms. Varet's husband is a beneficiary and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 758,308 shares, as to 675,588 shares of which such power is shared with Mr. Cole and others and as to 82,720 shares of which such power is shared with Mr. Steinmann and others.
(10) Mr. Cole is a director, Mr. Steinmann is an executive officer, and Mr. Klein is a portfolio manager of Oak Hall Capital Advisors, Inc., an investment manager of (i) the AMETEK, Inc. Employees' Master Retirement Trust, which holds among its assets 571,400 shares, and (ii) Ametek Foundation, Inc., which holds among its assets 55,800 shares; none of these shares have been included in the above table. Oak Hall Capital Advisors, Inc. is an affiliate of American Securities Corporation.

The following table sets forth the only entities known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company:

     Name and Address of              Amount and Nature of                 Percent
       Beneficial Owner               Beneficial Ownership                 of Class
     -------------------           --------------------------              --------
   FMR Corp.                       2,623,400 shares,                        6.01%
   82 Devonshire Street            with sole dispositive
   Boston, MA 02109                power (but no voting power)

   Goldman, Sachs & Co. (1)        3,183,300 shares,                        7.3%
   85 Broad Street                 with shared dispositive
   New York, NY 10004              and voting power

- --------
(1) Goldman Sachs Group L.P. has shared dispositive and voting power with Goldman, Sachs & Co. and they together filed a Schedule 13G in February 1994.

                            EXECUTIVE COMPENSATION

The following table sets forth certain information for the fiscal years ended December 31 in each of 1993, 1992 and 1991 concerning compensation paid or accrued for the Chairman of the Board and Chief Executive Officer and for the four other most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                                               -----------------------
                                      Annual Compensation              Awards
                                  ---------------------------- -----------------------
                                                     Other     Restricted  Securities
                                                     Annual      Stock     Underlying   All Other
Name and                          Salary   Bonus  Compensation   Awards   Options/SARs Compensation
Principal Position           Year   ($)     ($)       ($)        ($)(1)       (#)         ($)(2)
- ------------------           ---- ------- ------- ------------ ---------- ------------ ------------
Walter E. Blankley           1993 380,000 100,000     --            --       50,000       51,656
 Chairman of the Board       1992 330,000 210,000     --            --       37,500       51,386
 and Chief Executive Officer 1991 310,000 150,000     --        347,574     125,000       51,386
Roger K. Derr                1993 263,900  75,000     --            --          --         1,668
 Executive Vice President--  1992 252,500 150,000     --            --       25,000        1,386
 Chief Operating Officer     1991 237,500 115,000     --        207,541      83,500        1,386
Allan Kornfeld               1993 265,250  75,000     --            --          --         1,554
 Executive Vice President--  1992 252,500 150,000     --            --       25,000        1,386
 Chief Financial Officer     1991 237,500 115,000     --        206,538      83,500        1,386
Frank S. Hermance            1993 213,000  48,000     --            --          --         1,326
 Group Vice President        1992 200,000  77,000     --            --       15,000        1,386
                             1991 185,000  65,000     --            --       50,000        1,386
George E. Marsinek           1993 197,000  75,000     --            --          --         1,554
 Group Vice President        1992 186,500 100,000     --            --       15,000        1,386
                             1991 142,500  70,000     --            --       50,000        1,386

- --------
(1) Pursuant to agreements entered into with Messrs. Blankley, Derr and Kornfeld, a restricted stock award was granted in 1991 under the 1991 Stock Incentive Plan of AMETEK, Inc. in accordance with a supplemental pension arrangement. These shares become vested upon the holder's attainment of age 65 while still employed with the Company; however, in the event of the executive's permanent disability, involuntary termination of employment or death prior to age 65, a portion of the restricted shares will become vested. Restricted shares held by the executives at December 31, 1993 are as follows: Mr. Blankley--29,110; Mr. Derr--17,382; and Mr. Kornfeld--17,298. The aggregate market value at December 31, 1993 of these shares is as follows: Mr. Blankley--$371,153; Mr. Derr--$221,621; and Mr. Kornfeld--$220,550. Dividends are payable on the restricted stock.
(2) The amounts reported represent the Company's contribution ($1,200 each) to the AMETEK Savings and Investment Plan and the dollar value of the premiums paid by the Company with respect to term life insurance for the benefit of each of the named executive officers. In addition, the amount reported for Mr. Blankley includes $50,000 representing compensation for services as a director of the Company.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides details regarding stock options granted to the named executive officers in 1993. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates. No stock appreciation rights were granted to the named executive officers in 1993.

                        STOCK OPTION/SAR GRANTS IN 1993

                                                                                       Potential
                                                                                      Realizable
                                                                                       Value at
                                                                                    Assumed Annual
                                                                                    Rates of Stock
                                                                                         Price
                                                                                     Appreciation
                                                                                      for Option
                                           Individual Grants                            Term(2)
                    --------------------------------------------------------------- ---------------
                                          Percent of total
                          Number of         Options/SARs
                    Securities Underlying    Granted to
                     Option/SARs Granted    Employees in     Exercise    Expiration
       Name                (#)(1)           Fiscal Year    Price  ($/Sh)    Date    5% ($)  10% ($)
       ----         --------------------- ---------------- ------------- ---------- ------- -------
Walter E. Blankley         50,000              68.49          13.1250     11/16/00  267,160 622,596
Roger K. Derr                --                  *               *           *         *       *
Allan Kornfeld               --                  *               *           *         *       *
Frank S. Hermance            --                  *               *           *         *       *
George E. Marsinek           --                  *               *           *         *       *

- --------
 * Not applicable since no options were granted in 1993
(1) Mr. Blankley's option is exercisable after the first anniversary of the date of grant (November 17, 1993) during each of the four succeeding twelve-month periods only to the extent of twenty-five percent (25%) of the total number of shares optioned; however, the options generally become fully exercisable in the event of the holder's death, retirement or termination of employment in connection with a change in control. Optioned shares which may have been but were not purchased during any one twelve-month period may be purchased during any one or more succeeding twelve-month periods up to the expiration date (November 16, 2000).
(2) These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

The following table illustrates stock option and stock appreciation rights exercised by the named executive officers during 1993 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 1993 and the values of "in-the-money" stock options and SARs on December 31, 1993 which represent the positive difference between the market price of the Company's Common Stock and the exercise price of such options/SARs.

                    AGGREGATED OPTION/SAR EXERCISES IN 1993
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1993

                                               Number of Securities
                                              Underlying Unexercised     Value of Unexercised
                      Shares                      Options/SARs at      In-the-Money Options/SARs
                    Acquired On                  December 31, 1993       December 31,1993 ($)
                     Exercise      Value     ------------------------- -------------------------
      Name              (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
      ----          ----------- ------------ ----------- ------------- ----------- -------------
Walter E. Blankley      --          --         110,211      151,875      23,568       42,969
Roger K. Derr           --          --          85,461       68,000      16,411       28,657
Allan Kornfeld          --          --         102,336       68,000      26,490       28,657
Frank S. Hermance       --          --          43,750       41,250      64,845       33,073
George E. Marsinek      --          --          58,274       41,250      18,230       17,188

                      DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                               PENSION PLAN TABLE

                                  Annual Benefits Based On
                        Years of Service at Normal Retirement Age(1)
   Average        -----------------------------------------------------------------------
 Compensation        15             20             25             30             35
 ------------     --------       --------       --------       --------       --------
$150,000......    $ 59,200       $ 63,000       $ 66,800       $ 66,800       $ 66,800
 200,000......      79,600         84,700         89,800         89,800         89,800
 250,000......     100,000        106,400        112,700        112,700        112,700
 300,000......     120,400        128,000        135,700        135,700        135,700
 350,000......     140,800        149,700        158,600        158,600        158,600
 400,000......     161,200        171,400        181,600        181,600        181,600
 450,000......     181,600        193,100        204,500        204,500        204,500
 500,000......     202,000        214,700        227,500        227,500        227,500
 550,000......     222,400        236,400        250,400        250,400        250,400
 600,000......     242,800        258,100        273,400        273,400        273,400
 650,000......     263,200        279,800        296,300        296,300        296,300
 700,000......     283,600        301,400        319,300        319,300        319,300

- --------
(1) Benefit amounts assume a participant reaches age 65 in 1994; for younger participants, the benefit amounts are less than the amounts indicated above.

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($150,000 for 1994) cannot be taken into account under the Retirement Plan. The individuals named in the Summary Compensation Table are subject to this limitation. However, in accordance with non-qualified supplemental pension arrangements, the Company has agreed to provide to each of Messrs. Blankley, Derr and Kornfeld, a benefit in an amount equal to the excess of the annual pension benefit which would be payable to him under the terms of the Retirement Plan in the absence of statutory restrictions over the amount actually payable under the Retirement Plan. The benefit is capped at the projected excess payable at age 65 determined as of May 21, 1991. Pursuant to agreements entered into with each of these executives, a restricted stock award has been granted under the 1991 Stock Incentive Plan of AMETEK, Inc. (as reflected in the Summary Compensation Table) for a number of shares of the Company's Common Stock having a fair market value on the date of grant equal to 50% of the present value of the projected benefit under the supplemental pension arrangement; the remaining portion of the benefit will be payable in cash, directly out of the Company's general assets. At December 31, 1993 the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Blankley-33; Mr. Derr-35; Mr. Kornfeld-18; Mr. Hermance-3; Mr. Marsinek-29.

In addition, for retirements occurring in 1994, the maximum annual pension benefit payable at normal retirement age is restricted, by law, to the greater of $118,800 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $118,800 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

                           COMPENSATION OF DIRECTORS

The current annual rate of compensation for services as a director of the Company is $50,000. This compensation was payable to directors who were employees of the Company, as well as non-employee directors. Mr. Blankley was the only employee director of the Company in 1993.

Pursuant to a Retirement Plan for Directors (the "Directors Plan"), the Company has agreed to provide retirement benefits and death benefits to those directors who have not accrued benefits under the above-described Employees' Retirement Plan of AMETEK, Inc. and who have completed at least three years of service as a director or officer of the Company. The retirement benefit payable under the Directors Plan is an annual amount equal to 100% of the highest annual rate of compensation for directors during the director's period of service on the Board of Directors; however, the benefit is reduced proportionately if the participant has less than five years of service. The Company shall satisfy its obligations arising under the Directors Plan exclusively from its general assets. Messrs. Cole, Friedlaender, Gordon and Klein and Ms. Varet are participants in the Directors Plan and each has accrued an annual retirement benefit of $50,000.

Pursuant to a Death Benefit Program for Directors (the "Directors Program"), the Company has entered into individual agreements with certain directors which require the Company to pay death benefits to their designated beneficiaries and to pay benefits to the directors under certain circumstances. The Directors Program currently provides for a benefit, payable for ten years, in an annual amount equal to 100% of the highest annual rate of compensation during the director's period of service on the Board of Directors, commencing at death or the later of age 70 or retirement; however, with respect to directors who became or will become participants after January 1, 1989, the directors must complete at least five years of service as a director before they become eligible to receive a benefit upon the later of age 70 or retirement. Active directors also have a group term life insurance benefit of $50,000. To fund benefits under the Directors Program, the Company has purchased individual life insurance policies on the lives of certain of the covered directors. The Company retains the right to terminate any or all of the Directors Program agreements under certain circumstances. Messrs. Cole, Friedlaender, Gordon, Klein and Steinmann and Ms. Varet are participants in the Directors Program.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report, submitted by the Compensation Committee of the Board of Directors (the "Compensation Committee"), provides information regarding policies and practices concerning compensation of the Chairman of the Board and Chief Executive Officer and the other executive officers of the Company.

                             COMPENSATION OVERVIEW

  The functions performed by the Compensation Committee include recommending to the Board of Directors (a) remuneration arrangements for senior management and directors and (b) compensation plans in which officers and employees are eligible to participate. Members of the Compensation Committee are directors who are not employees of the Company. The current members of the Compensation Committee are Messrs. Cole, Klein and Steinmann and Ms. Varet.

  Executive compensation consists of three principal elements: (a) salary; (b) annual bonus; and (c) grants of stock options and stock appreciation rights and restricted stock awards under Company plans. Additional retirement and other benefits are provided for the Company's executives that are similar to those typically provided by other major corporations.

  Decisions about executive officers' salary and bonus are made under the supervision of the Compensation Committee, while decisions concerning compensation in the form of stock options, SARs and restricted stock awards are made under the supervision of the committee of the Board of Directors designated for the appropriate plan. The members of each of these plan committees currently are the same as the members of the Compensation Committee; thus, references in this report to the "Compensation Committee" should be read, where appropriate, as references to the various plan committees.

  Underlying the Compensation Committee's decisions with respect to executive officers' compensation is the belief that it is fundamentally important that the Company be able to attract, retain, motivate and benefit from the guidance and experience of suitably talented and qualified individuals so that the Company's long-term and short-term success will continue and its profitability and worldwide quality reputation, and thus shareholder value, will grow. The Company also believes that its executives should be encouraged to acquire a larger equity interest in the Company, thereby having additional incentives, corresponding to the interests of shareholders, to put forth their maximum efforts for the success and profitability of the Company's businesses and the achievement of increased shareholder value. Information regarding similarly situated executive officers was drawn from publicly available information for certain of the companies included in the index of companies used in the Performance Graph set forth below.

                                     SALARY

  Salary levels for the Company's executive officers are established principally on the basis of the executive's responsibilities. In each case, consideration is given both to personal factors such as the individual's experience and record and the responsibility associated with his or her position and to external factors such as salaries paid to similarly situated executive officers by comparable companies and prevailing conditions in the geographic area where the executives' principal services will be performed. Annual adjustments to each executive officer's salary are determined based on the foregoing factors but with due consideration also being given to prevailing economic conditions, to the relationship of such adjustments to those being given to other employees within the Company, to the performance of the executive's duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. In evaluating the salaries paid to similarly situated executive officers, consideration is given to the full range of such salaries and to the experience and records of those executives who received salaries at the high, medium and low points of such range. In addition, in establishing salary levels, consideration is given to the competitiveness of the total annual compensation received by the Company's executive officers as compared to the total compensation received by other similarly situated executive officers.

                                  ANNUAL BONUS

  Bonuses are viewed as a reward for individual contributions to the Company's performance, based not only on the Company's short-term results but also on what investments the Company has made for the future growth of the Company's profits. In addition, consideration is given to the achievement of selected financial goals (i.e. operating performance, asset management and business growth development) and progress in meeting other long-term objectives, as well as the executive officers' leadership role in these activities. Bonus decisions generally are made toward the end of each year. Pursuant to the Company's Additional Compensation Plan, each year an aggregate amount, generally equal to five percent of income before federal income taxes exclusive of capital gains and certain non-recurring charges, is accrued for the purpose of paying the bonuses to executive officers and certain other employees. As a result of overall Company performance in 1993, which did not meet the targeted financial goals referred to above, the bonus pool for 1993 decreased compared to 1992. The Chairman of the Board and Chief Executive Officer reviews Company performance and the individual contribution of each executive officer to the Company's performance and makes recommendations to the Compensation Committee with respect to the suitable bonus amount to be awarded to such individual for that year based on such review. The Compensation Committee then meets with the Chairman of the Board and Chief Executive Officer to consider such recommendations, makes any changes that may be deemed appropriate, and presents its recommendations to the Board of Directors which then discusses and votes upon the bonuses.

                STOCK OPTIONS, SARS AND RESTRICTED STOCK AWARDS

  Awards of stock options, SARs and shares of restricted stock are considered an important complement to the cash elements of the Company's executive officers' compensation described above and have the purpose of aligning the executives' interests with the stockholders' interests. The plans under which such awards are made have been approved by the Company's stockholders. Company stock options and SARs generally require the executive to be employed by the Company on the exercise date and become exercisable in stages over a period of years following the date of grant. The exercise price of options generally is equal to the market price of the Company's stock on the grant date; accordingly, such options will only yield income to the executive if the market price of the Company's stock is greater, at the time of exercise, than it was when the option was granted. It is believed that a principal factor influencing the market price of the Company's stock is the Company's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options and SARs to the Company's executive officers, such individuals are encouraged to achieve consistent improvements in the Company's performance. Awards of shares of restricted stock are subject to forfeiture restrictions which prohibit the recipient from selling such shares until the specified period of restriction following the date the award lapses. Such awards provide inducements to the executive officers to remain with the Company over the long term and to work to enhance corporate performance and, correspondingly, shareholder value. When considering whether to make grants of stock options and SARs or awards of restricted stock, the appropriate plan committee reviews practices of other comparable companies as well as individual performance-related criteria such as those already described above, and takes into consideration the effect such awards might have on Company performance and shareholder value.

                        MR. BLANKLEY'S 1993 COMPENSATION

  In determining the appropriate levels for Mr. Blankley's 1993 base salary, bonus and stock option grant, the Compensation Committee considered the same factors that it considered when fixing compensation levels for the Company's other executive officers and sought to achieve the same corporate goals. The Compensation Committee also considered the major initiatives and programs which, in 1993, were commenced or furthered under Mr. Blankley's leadership, such as: (a) the Company's plan (announced in November 1993) to enhance shareholder value by restructuring certain businesses, repurchasing up to $150 million of its common stock, refinancing its existing debt and reducing the dividend on its common stock; (b) the continued extension of Total Quality Management principles throughout the Company; and (c) the intensified efforts of the Company to pursue business opportunities and relationships in overseas markets. Certain personal criteria also were reviewed, such as the fact that 1993 was the first year of Mr. Blankley's service as Chairman of the Board and CEO after more than 30 years of service with the Company in many positions including the positions of President and Chief Executive Officer. The Compensation Committee also evaluated data regarding CEO compensation practices of other comparable companies so that Mr. Blankley's total compensation package would be in line with that of CEOs in such other companies. In addition, in fixing Mr. Blankley's salary and bonus, the Compensation Committee considered the Company's financial performance and, in particular, the degree to which continued weakness in several of the Company's key domestic markets and the economic recession in Western Europe affected many of the Company's business segments.

                                                Mr. Lewis G. Cole
                                                Mr. Charles D. Klein
                                                Mr. David P. Steinmann
                                                Ms. Elizabeth Rosenwald Varet

                               PERFORMANCE GRAPH

The following graph presents a comparison of cumulative total returns for the Company's common stock during the five fiscal years ended December 31, 1993 with the S&P 500 index, and an index of published industry groups.

                     COMPARISON OF FIVE-YEAR CUMULATIVE
                             SHAREHOLDER RETURN
              AMETEK INC., S&P 500 AND PUBLISHED INDUSTRY GROUP
                   COMPARATIVE GROWTH OF A $100 INVESTMENT
                   (ASSUMES REINVESTMENT OF ALL DIVIDENDS)

                            (GRAPH APPEARS HERE)

                                           DATA POINTS OF GRAPH
                           ------------------------------------------------
                             DEC      DEC     DEC     DEC     DEC     DEC
                              88       89      90      91      92      93
                              --       --      --      --      --      --

Ametek                       100      109      81     123     152     124
S&P 500                      100      132     128     166     179     197
Published Industry           100      130     123     154     157     174


The above graph assumes $100 invested on December 31, 1988 in AMETEK, Inc. common stock, the S&P 500, and an index of published industry groups, and assumes reinvestment of dividends. In November 1988, the Company spun off to shareholders several of its businesses to form a new corporation named Ketema, Inc. For purposes of the graph, the market value of the spun-off shares ($1.3875 per AMETEK share) was treated as a dividend.

The index of published industry groups, shown above, includes the companies (including AMETEK, Inc.) consisting of two separate industry groups published by Business Week as the "Electrical Products" and "Instrument" groups. Peer group annual total returns are weighted using the beginning of period market capitalization.

               COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

Lewis G. Cole, Charles D. Klein, David P. Steinmann and Elizabeth R. Varet comprise the Compensation Committee. Mr. Klein and Ms. Varet are directors, and Mr. Steinmann is an executive officer of American Securities Corporation, an investment banking firm. Mr. Cole is a member of the law firm of Stroock & Stroock & Lavan. See "Certain Relationships and Related Transactions."

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the Company. These filing requirements also apply to holders of more than ten percent of the Company's Common Stock; to the Company's knowledge, there currently are no such holders. To the Company's knowledge, based solely on a review of the copies of
Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993 all Section 16(a) filing requirements applicable to the Company's officers and directors were complied with.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Stroock & Stroock & Lavan, of which Mr. Cole is a member, rendered during 1993 and continues to render services as General Counsel for the Company and its subsidiaries. The investment banking firm of American Securities Corporation, of which Mr. Klein and Ms. Varet are directors and Mr. Steinmann is an executive officer, and affiliates of American Securities Corporation, including Oak Hall Capital Advisors, Inc., of which Mr. Cole is a director and Mr. Steinmann is an Executive Vice President rendered during 1993 and continue to render financial advisory, investment management and other services to the Company. For 1993, American Securities Corporation and its affiliates received $1,350,000 in the aggregate for such services. American Securities Corporation is owned indirectly, through family trusts of which Ms. Varet and Mr. Cole are co-trustees, by Ms. Varet and members of her family.

In 1993, the Company invested $1,010,000 in two real estate limited partnerships (the "Partnerships") related to Sterling American Property L.P. ("Sterling"). The Company's credit facilities limit its ability to make additional investments in partnerships created by Sterling. Messrs. Blankley, Klein and Steinmann and Ms. Varet, certain of their associates and various members of their families, including family trusts of which Ms. Varet, Mr. Cole and others are co-trustees, through affiliates, originally made commitments to invest up to the following maximum amounts, aggregating $9,890,000 in Sterling, the Partnerships and other partnerships created or to be created by Sterling for real estate investments: Walter E. Blankley, $200,000; Charles D. Klein, $400,000; David P. Steinmann, $600,000; Elizabeth R. Varet, her husband, sisters, brother-in-law, children, nieces and nephew, $1,215,000; Ms. Varet, as trustee with Lewis G. Cole or David P. Steinmann and others for various trusts for family members, $3,215,000; various employees of American Securities Corporation and its affiliates, and members of their families, $635,000; charitable foundations of which Ms. Varet is a director and officer and Mr. Steinmann is an officer, $1,450,000; and various business associates of American Securities Corporation and its affiliates, $1,475,000. In 1993, each of the persons named in the preceding sentence invested approximately 20% of his or her maximum commitment in Sterling and the Partnerships. Since Sterling's inception each of these individuals has invested approximately 45% of his or her maximum commitment. Messrs. Klein and Steinmann and Ms. Varet are directors of the Company and Mr. Blankley is the Chairman of the Board and Chief Executive Officer of the Company. The AMETEK, Inc. Employees' Master Retirement Trust acquired a limited partnership interest in Sterling in 1992 but in 1993 made no additional investment; such trust may make additional investments of up to $5,400,000 in partnerships to be created by Sterling for other real estate investments.

              EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

Pursuant to agreements with the Company, Messrs. Blankley, Derr and Kornfeld will be entitled to a severance benefit in the event that the executive's employment is terminated by the Company without cause or by the executive for good reason within 18 months after a Change in Control (as defined below), in an amount equal to 2.99 times the executive's average taxable compensation (as defined under Section 280G of the Internal Revenue Code of 1986, as amended ("the Code")) from the

Company during the five preceding taxable years. Each benefit is subject to reduction, if necessary to prevent any "excess parachute payments" within the meaning of Section 280G of the Code. For purposes of the agreements, a "Change in Control" means the acquisition of 30% or more of the voting stock of the Company by any party other than the Company (or its affiliates), or a change in the members of the Board of Directors, within any two-year period, such that the members at the beginning of the period cease to constitute a majority (unless the change is approved by two-thirds of the persons who are members at the beginning of the period). Assuming that a Change in Control, followed by a termination of employment, occurred on January 31, 1994, the following amounts would be payable pursuant to the agreements: Mr. Blankley--$1,465,564; Mr. Derr--$1,114,603; Mr. Kornfeld--$1,071,658.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), the Company has entered into individual agreements with certain executives which require the Company to pay death benefits to their designated beneficiaries and to pay benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80, but not less than for 15 years (the 15-year minimum guarantee does not apply to executives whose inclusion in the Program is approved after December 31, 1986). The specified dollar amount of the payments is determined on the basis of the executive's salary and age. In addition, the standard death benefit payable to all salaried personnel from the Company's group term life insurance policy is limited to $50,000 for participants in the Program. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of an amount equal to the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of 10 years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, the Company has purchased individual life insurance policies on the lives of certain of the covered executives. The Company retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Blankley, Derr, Hermance, Kornfeld and Marsinek are participants in the Program.

                                  PROPOSAL (2)
         REDUCTION OF THE PAR VALUE OF THE COMPANY'S COMMON STOCK FROM
                       $1.00 PER SHARE TO $.01 PER SHARE

The Company's Certificate of Incorporation currently provides that the par value of each share of the Company's common stock is $1.00. The Board of Directors recommends the adoption of a resolution amending the Company's Certificate of Incorporation to reduce the par value of the Company's common stock from $1.00 per share to $.01 per share. The text of the proposed resolution and amendment is set forth below.

The proposed reduction in par value will not affect the rights of any shareholder of the Company or result in any increase or decrease in the total shareholders' equity and will not require share certificates to be exchanged. As a result of the reduction, the Company's stated capital account for its common stock will be reduced to the new aggregate par value and $.99 per issued share (approximately $46 million in the aggregate based on the number of issued shares on the record date for the meeting) will be transferred from such capital account to the additional paid-in capital account. Subject to various limitations in the Company's credit facilities, this transfer will increase the amount of surplus capital available for dividends, share repurchases (including the ongoing share repurchase program which the Company announced in November 1993 as part of its plan to enhance shareholder value) and other actions the Company may take in managing its capital resources. The Board believes that reducing the par value of its common stock at this time will benefit the Company and its shareholders by affording the Company greater financial flexibility in the future.

The proposed resolutions to be voted upon by the shareholders of the Company at the meeting are as follows:

  "RESOLVED, that it is deemed advisable and in the best interests of AMETEK, Inc. (the "Corporation") to amend Article IV of the Corporation's Certificate of Incorporation so as to reduce the par value of its Common Stock from $1.00 per share to $.01 per share; and it is further

  RESOLVED, that the introductory paragraph of Article IV of the Corporation's Certificate of Incorporation be, and it hereby is, amended so as to read in its entirety as follows:

  "The total number of shares which the Corporation shall have authority to issue is 105,000,000 of which 100,000,000 shares, of the par value of $.01 each, shall be Common Stock, and 5,000,000 shares, of the par value of $1 each, shall be Preferred Stock.' "

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon is required for the adoption of this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THIS AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                  PROPOSAL (3)
                      APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of Ernst & Young, which has audited the accounts of the Company since 1930, as independent auditors for the year 1994. The stockholders are requested to signify their approval or disapproval of the appointment.

It is expected that a representative of Ernst & Young will be present at the annual meeting of stockholders. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

MANAGEMENT RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S AUDITORS FOR 1994.

                                  PROPOSAL (4)
                              SHAREHOLDER PROPOSAL

U.S. Trust Company, 40 Court Street, Boston, Massachusetts 02108, has notified the Company that it intends to present the following proposal and supporting statement at the meeting:

               RECONSTITUTION OF AMETEK, INC. BOARD OF DIRECTORS

  GIVEN that as of October 31, 1993 the total return of AMETEK, Inc. stock has underperformed its self-defined industry peer group by 95 percentage points cumulatively since the end of 1987;

  GIVEN that AMETEK's Board of Directors includes only one truly independent member;

    GIVEN that the Board's Compensation Committee includes two effective insiders, and that no Nominating Committee exists;

    GIVEN that the Board recently reduced its membership from nine to seven;

    GIVEN that the seven directors include only one woman and no minorities;

    RESOLVED: The shareholders request that the Board of Directors of AMETEK, Inc. reconstitute and/or expand the Board of Directors to include:

      1. A two-thirds majority of truly independent directors;

      2. Nominating and Compensation Committees with a majority of independent directors;

      3. Better diversity with respect to expertise, gender and race.

    The current composition and structure of the Board of Directors does not adequately ensure representation of shareholder interests. This is of special concern because the total return from the Company's stock has been substantially less than a self-designated peer group over a multi-year period. Fundamental earnings growth has been erratic. AMETEK's annual operating EPS have ranged from $.87 in 1989 to $1.01 in 1992 and were $.57 for the past four quarters. The Board has increased the dividend annually but it now represents a 100% payout of earnings compared to 50% a decade ago.

    The seven member board includes the Chief Executive Officer, the senior partner of AMETEK's general counsel, four individuals who are current, or previous, officers or directors of American Securities Corporation ("ASC"), and one individual with a financial services background who has no stated relationship with the Company. ASC has and continues to render financial advisory and other services to AMETEK. Two other effective insider directors retired in 1993, at which time the Board reduced its membership from nine to seven. Executive officers and directors together owned 4.2% of outstanding shares as of January 1993.

    Unlike many other public companies, this Board has no nominating committee. Its compensation committee includes two members affiliated with ASC.

    The current Board composition also makes it difficult for shareholders to evaluate certain Company actions. As of March 1993 AMETEK had invested $1,300,000 and contemplated investing up to an additional $2,700,000 in a real estate limited partnership. Directors and officers of the Company, together with their affiliates, associates and family members had made commitments to invest up to $9,890,000 of their money in this partnership.

    There is increased awareness in Corporate America regarding the advantages of diversity. AMETEK's Board could benefit from a greater diversity of professional experience and the varied perspectives brought by women and minority members. Employees, customers and shareholders are diverse in terms of gender and race, which should be reflected on AMETEK's Board. We believe that greater diversity is in the long-term financial interest of the shareholders, and is consistent with the expectations of shareholders.

THE BOARD OF DIRECTORS HAS CONSIDERED THE FOREGOING PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST IT.

The Board of Directors is responsible for the overall direction of the business and affairs of the Company. We are constantly assessing the composition of the Board and seeking to achieve a balance of knowledge, experience and capability amongst its individual members. Your Board believes that its current composition, which consists of a majority of non-employee directors, achieves this desirable balance.

In your Board's opinion, the assertions in the foregoing proposal are incorrect. Only one of our current seven member board is an employee of the Company. The remaining six members are independent individuals who are shareholders of the Company. As shareholders, these Board members are well suited to represent the financial interests of the Company's shareholders. This fact was clearly demonstrated in November 1993 when your Board adopted a detailed and aggressive plan to enhance shareholder value.

The Board also believes that the proposal is based on an overly narrow and imprecise definition of who may be an "independent" director. For example, former or existing non-employee relationships do not automatically undermine a director's independence, particularly when a director also holds a financial interest as a shareholder of the Company. The proposal would unnecessarily exclude many qualified candidates who have demonstrated a longstanding interest in the Company's success and who have devoted considerable time and energy in pursuit of that interest.

In addition, the proposal calls for diversifying the Board's membership. While diversity is certainly a consideration of the Board in making its nominations, the Board views the principal criteria for Board membership to be the commitment to shareholder value and ownership in the Company.

The proposal, given its varied agenda for Board membership, could potentially limit the ability of Ametek's shareholders to have Board representation that best reflects their interests.

IN LIGHT OF THE FOREGOING, YOUR BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.

                               (5) OTHER MATTERS

As of this date the Board of Directors is not aware of any matters which may come before the meeting other than those hereinabove set forth, but the proxy solicited herewith confers discretionary authority to vote with respect to any other business that may properly come before the meeting.

Proposals of stockholders intended to be presented at the Company's 1995 annual meeting of stockholders must be received by the Company at its executive offices shown on page 2 of this proxy statement on or prior to November 17, 1994 to be eligible for inclusion in the proxy material to be used in connection with the 1995 annual meeting.

                                          By order of the Board of Directors

                                                   ROBERT W. YANNARELL,

                                                                 Secretary

Dated: New York, New York, March  , 1994

                                      LOGO
                           PRINTED ON RECYCLED PAPER.
  This document is printed on recycled paper which contains at least 10% post consumer waste.

                                  AMETEK, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Walter E. Blankley, Lewis G. Cole and Robert
W. Yannarell, or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, INC. which the undersigned is entitled to vote at the Company's Annual Meeting to be held at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, April 26, 1994, at two o'clock in the afternoon, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

                         (TO BE SIGNED ON REVERSE SIDE)

                                                              SEE REVERSE
                                                                  SIDE

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

UNLESS OTHERWISE SPECIFIED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR ALL OF THE BOARD OF DIRECTORS NOMINEES, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4, ALL
AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS AND
PROPOSALS 2 AND 3.

Walter E. Blankley, Lewis G. Cole, Helmut N. Friedlaender, Sheldon S. Gordon, Charles D. Klein, David P. Steinmann, Elizabeth R. Varet

                   FOR ALL NOMINEES    WITHHOLD AUTHORITY
1. Election of            / /                  / /
   Directors:

                   FOR     AGAINST     ABSTAIN
2. Amendment to    / /       / /         / /
   Certificate of
   Incorporation:

                                 FOR     AGAINST     ABSTAIN
3. Appointment of Ernst & Young  / /       / /         / /
   as Auditors:

INSTRUCTION: To withhold authority to vote for any individual nominee, place an 'X' in the box on the left (FOR ALL NOMINEES) and write that nominee's name in the space provided below.
- -------------------------------------------------------------------------------
                THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER
                  PROPOSAL 4.

                                                   FOR     AGAINST     ABSTAIN
                4. Shareholder proposal regarding  / /       / /         / /
                   reconstitution of Board of
                   Directors:
                ---------------------------------------------------------------
                In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                            Receipt of the notice of said meeting and of the Proxy Statement and Annual Report of Ametek, Inc. accompanying the same is hereby acknowledged.

                            Please date, sign and return this proxy in the enclosed envelope.

SIGNATURE(S)                                              DATED           ,1994
             --------------------------------------------       ----------
                                                          DATED           ,1994
             --------------------------------------------       ----------

NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.